Exhibit 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 Nos. 333-22675, 333-59291, 333-82925, 333-38644, 333-59172, 333-64360, 333-64362 and 333-88764 of Cytyc Corporation of our report dated February 6, 2004, with respect to the consolidated financial statements of Novacept as of December 31, 2002 and 2003 and for each of the three years in the period ended December 31, 2003 included in this Current Report on Form 8-K/A of Cytyc Corporation.

/s/ Ernst & Young LLP

Palo Alto, California

April 20, 2004